UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 11, 2011

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On April 12, 2011, Evergreen Energy Inc. (the “Company”), disclosed that it had entered into a Asset Purchase Agreement with MR&E Ltd. (“MR&E”) as an agent for a third party for the sale of the Company’s 700,000 pound per hour Circulating Fluidized Bed boiler island, (the “Boiler Island”), for $2.9 million.  The cash payments due from the third party were as follows: i) $100,000 upon the signing of the asset purchase agreement; ii) $300,000 on or before May 23, 2011; and iii) $2.5 million on or before July 9, 2011.   The Company received the first $100,000 payment upon the signing of the agreement.  However, the purchaser of the Boiler Island has not made the final two payments as described above and as a result, is in default of the Asset Purchase Agreement as of July 11, 2011.  The Company is considering its remedies against the purchaser. The Company has also initiated a fresh process for selling the Boiler Island.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: July 14, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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